Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-197000 and 333-201531) and Form S-3 (No. 333-206500) of WP Glimcher Inc. of our reports dated February 26, 2016 with respect to the consolidated and combined financial statements and schedule of WP Glimcher Inc. and of Washington Prime Group, L.P. included in this Annual Report on Form 10-K of WP Glimcher Inc. and of Washington Prime Group, L.P. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Indianapolis, Indiana
February 26, 2016